Exhibit 10.13
[Final Draft]
NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE
2011 SCORPIO HOLDINGS CORPORATION STOCK INCENTIVE PLAN
          THIS AGREEMENT (the “Agreement”) by and between Scorpio Holdings Corporation, a Delaware corporation (the “Company”), and the individual named on the Participant Master Signature Page hereto (the “Participant”) is made as of the date set forth on such Participant Master Signature Page.
R E C I T A L S:
          WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, the Committee (as defined in the Plan) has determined that it would be in the best interests of the Company and its stockholders to grant the Options (as defined below) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
          1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
          (a) Cause: “Cause” shall mean “Cause” as such term may be defined in any agreement which is an employment agreement and not a change in control severance compensation agreement, that is in effect at the time of the Participant’s termination of Employment between the Participant and the Company or its Subsidiaries or Affiliates, or, if there is no such employment agreement or such term is not defined therein, “Cause” shall mean the occurrence of one or more of the following events: (i) the indictment or conviction of, or a plea of nolo contendre by, the Participant of either a (x) felony or (y) any crime or offense lesser than a felony involving moral turpitude or the property of the Company or a Subsidiary or Affiliate; (ii) a breach of the Participant’s duty of loyalty to the Company or any of its Subsidiaries or Affiliates or any act of dishonesty or fraud with respect to the Company or any of its Subsidiaries or Affiliates; (iii) the Participant’s willful failure to perform duties which is not cured within 10 days following written notice or the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company and its Subsidiaries, (iv) the commission by the Participant of (x) a felony, (y) a crime involving moral turpitude or (z) other act or omission causing material harm (financial or otherwise) to the standing and reputation of the Company and its Subsidiaries and Affiliates; (v) the Participant’s reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or economic harm; (vi) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries; or (vii) breach by the Participant of the material terms of any agreement with the Company or its Subsidiaries, including, without limitation, any non-competition, non-solicitation or confidentiality provisions thereof. In any event, the existence of “Cause” shall be determined by the Company, employing Subsidiary or Affiliate, and/or Committee.
          (b) Date of Grant: The “Date of Grant” specified on the Participant Master Signature Page hereto.
          (c) Exit Option: An option with respect to which the terms and conditions are set forth in Section 3(c) of this Agreement.
          (d) Expiration Date: The tenth anniversary of the Date of Grant.
          (e) Fiscal Year: Each fiscal year of the Company.
          (f) Good Reason: ”Good Reason” shall mean “Good Reason” or “Constructive Termination” (or any similar term) as such term may be defined in any agreement which is an employment agreement and not a change in control severance compensation agreement, that is in effect at the time of the Participant’s termination of Employment between the Participant and the Company or its Subsidiaries or Affiliates, or, if there is no such employment agreement or such term is not defined therein, “Good Reason” shall mean, without the Participant’s consent, (i) failure of the Company to pay compensation or benefits to the Participant when due; (ii) any reduction of the Participant’s annual rate of base salary (other than a reduction of Participant’s annual rate of base salary that is part of an across-the-board reduction of the base salaries of substantially all of the Company’s senior executives); or (iii) moving the Participant’s then-principal business location more than 75 miles; provided, however, that each of the events described in clauses (i), (ii), and (iii) shall constitute Good Reason only if the Company fails to cure such event within 45 days after receipt from Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Participant’s knowledge thereof, unless Participant has given the Company written notice thereof prior to such date.
          (g) Merger: “Merger” shall mean the consummation of the merger contemplated by the Agreement and Plan of Merger dated as of October 4, 2010 among Polymer Group, Inc., a Delaware corporation, Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation and MatlinPatterson Global Opportunities Partners L.P.
          (h) Option: Collectively, the Time Option, the Performance Option, and the Exit Option granted under this Agreement.
          (i) Performance Option: An option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.
          (j) Plan: The 2011 Scorpio Holdings Corporation Stock Incentive Plan, as it may be amended or supplemented from time to time.

          (k) Qualifying Termination: The termination of the Participant’s Employment (i) by the Company without Cause or as a result of Participant’s Disability, (ii) by the Participant for Good Reason or (iii) due to death of the Participant.
          (l) Shareholders Agreement: The Shareholders Agreement substantially in the form attached hereto as Exhibit A attached hereto, as amended or supplemented from time to time in accordance with the terms thereof.
          (m) Subscription Agreement: The Subscription Agreement substantially in the form attached hereto as Exhibit B attached hereto, as amended or supplemented from time to time in accordance with the terms thereof.
          (n) Time Option: An option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.
          (o) Vested Portion: At any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.
          2. Grant of Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the Time Option, the Performance Option, and the Exit Option as set forth on the Participant Master Signature Page hereto, subject to adjustment as set forth in the Plan and this Agreement, and subject to the terms and conditions set forth in this Agreement and the Plan. The exercise price per Share subject to the Option shall be the “Option Price” specified on the Participant Master Signature Page hereto. The Option is intended to be a nonqualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Code.
3.	Vesting of the Options; Expiration of Unvested Options.
          (a) Vesting of the Time Option.
          (i) In General. Subject to the Participant’s continued Employment through the applicable vesting date, the Time Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to such Time Option on each of the first five anniversaries of the Date of Grant.
          (ii) Change in Control. Notwithstanding the foregoing, in the event of a Change in Control during the Participant’s continued Employment the Time Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.
          (b) Vesting of the Performance Option.
          (i) In General. Subject to the Participant’s continued Employment through the applicable vesting date, the Performance Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to the Performance Option on each of the first five anniversaries of March 31, 2011 (each such anniversary, a

“Performance Option Vesting Date”) if, as of the last day of the Fiscal Year ending immediately prior to the applicable Performance Option Vesting Date, the actual free cash flow for the Company and its consolidated Subsidiaries for such Fiscal Year, calculated in accordance with Appendix I hereto and as determined in good faith by the Committee following the completion of the Company’s annual audit (“Actual FCF”) equals or exceeds the free cash flow goal set forth on the Participant’s Master Signature Page hereto (the “Annual FCF Goal”) for such Fiscal Year.
          (ii) Catch-Up. Notwithstanding the foregoing, subject to the Participant’s continued Employment through the applicable vesting date described below, if the portion of the Performance Option that is scheduled to vest in respect of a given Fiscal Year does not vest because Actual FCF did not equal or exceed the Annual FCF Goal in respect of such Fiscal Year pursuant to the terms of Section 3(b)(i) (any such Fiscal Year in respect of which no vesting occurs, a “Missed Year”), then the portion of the Performance Option that was eligible to vest but failed to vest due to the failure to achieve or exceed the Annual FCF Goal in such Missed Year shall, to the extent not then vested or previously forfeited or cancelled, nevertheless vest and become exercisable if, as of the last day of any Fiscal Year (including the Missed Year), the cumulative actual free cash flow for the Company and its consolidated Subsidiaries for such Fiscal Year and all prior Fiscal Years since the first Fiscal Year specified on the Participant’s Master Signature Page, calculated in accordance with Appendix I hereto and as determined in good faith by the Committee following the completion of the Company’s annual audit (“Actual Cumulative FCF”) equals or exceeds the Cumulative FCF Goal set forth on the Participant Master Signature Page hereto (the “Cumulative FCF Goal”) in respect of such period; provided that the Cumulative FCF Goal for the next Fiscal Year shall be increased by the sum of (x) 10% per annum of any cumulative shortfall in Actual Cumulative FCF relative to Cumulative FCF Goal (prior to any adjustment for the 10% per annum charge) at the end of each Fiscal Year and (y) any prior shortfall charge (it being understood that any excess Actual Cumulative FCF at the end of any Fiscal Year shall be used to reduce such 10% per annum charge, if applicable).
          (iii) Change in Control. Notwithstanding the foregoing, in the event of a Change in Control that occurs prior to March 31, 2016 (and subject to the Participant’s continued Employment through such Change in Control), if (A) the consummation of such Change in Control results in an Exit Vesting Date (as defined below) and (B) actual cumulative free cash flow measured as of the Exit Vesting Date is equal to or greater than 90% of the sum of (1) the Cumulative FCF Goal for the Performance Vesting Date immediately prior to the Exit Vesting Date plus (2) a pro rata portion of the Annual FCF Goal for the Fiscal Year in which the Exit Vesting Date occurred, then the portion of the Performance Option which is not then vested and has not been previously forfeited or cancelled shall become fully vested and exercisable. If the consummation of such Change in Control does not result in an Exit Vesting Date, the Performance Option shall, to the extent not previously forfeited or cancelled, remain outstanding in accordance with its terms, unless otherwise provided by the Committee in accordance with Section 9(c) of the Plan.

          (iv) Adjustments. The Annual FCF Goals and the Cumulative Annual FCF Goals shall be adjusted in good faith by the Committee from time to time in accordance with Section 3(b)(ii), and to reflect acquisitions, divestitures and other similar corporate transactions that would affect the Annual FCF Goals and the Cumulative FCF Goals, in which case such adjusted Annual FCF Goals and the Cumulative FCF Goals shall be binding on the parties hereto.
          (c) Vesting of the Exit Option. Subject to the Participant’s continued Employment through the applicable vesting date, the Exit Option shall vest on the date, if any, when the Sponsor shall have received cash proceeds in respect of its investment in the Company’s equity securities (excluding, for this purpose, any equity securities transferred by the Sponsor to any Person or group of Persons on or prior to the one year anniversary of the Closing Date in connection with the syndication of such equity securities) (i) aggregating in excess of 2.0 times the amount of its cumulative invested capital in the Company’s equity securities and (ii) resulting in an annual internal rate of return of at least 20% on its cumulative invested capital in the Company’s equity securities (such date, the “Exit Vesting Date”).
          (d) Termination of Employment. Except as otherwise provided for in this Section 3(d), if the Participant’s Employment terminates for any reason, the Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration and the Vested Portion of an Option shall remain exercisable for the period set forth in Section 4(a). Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, Sections 3(a), 3(b), and 3(c), in the event of a Qualifying Termination, (w) the Participant, as of the date of such Qualifying Termination, shall be deemed vested in any portion of the Time Option that would otherwise have vested within 12 months following such Qualifying Termination, (x) any portion of the Time Option which remains unvested shall remain outstanding and vest if a Change in Control occurs within 90 days following such Qualifying Termination, (y) the Exit Option shall remain outstanding and vest if an Exit Vesting Date occurs within 12 months following such Qualifying Termination, and (z) the portion of the Performance Option that was, immediately prior to such Qualifying Termination, eligible to vest and become exercisable on the next Performance Option Vesting Date shall remain outstanding and eligible to vest in accordance with its terms on such Performance Option Vesting Date if the applicable Annual FCF Goal or Cumulative FCF Goal is achieved.
          (e) Complete Exit by Sponsor. The Exit Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration at such time as the Sponsor shall cease to have an investment in the Company’s equity securities.
          4. Exercise of Options.
          (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable for the period set forth below:

          (i) Death or Disability. If the Participant’s Employment is terminated due to the Participant’s death or Disability, (A) the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (x) one year following such termination of Employment and (y) the Expiration Date and (B) the Participant may exercise the Vested Portion of an Option that became vested after the date of termination for a period ending on the earlier of (x) one year following the date such Option became a Vested Portion and (y) the Expiration Date.
          (ii) Termination by the Company Other than for Cause, and Other than Due to Death or Disability; Termination by the Participant for Good Reason. If (1) the Participant’s Employment is terminated by the Company not for Cause and not due to the Participant’s death or Disability or (2) the Participant’s Employment is terminated by the Participant for Good Reason, (A) the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (x) 90 days following such termination of Employment and (y) the Expiration Date and (B) the Participant may exercise the Vested Portion of an Option that became vested after the date of termination for a period ending on the earlier of (x) 90 days following the date such Option became a Vested Portion, and (y) the Expiration Date;
          (iii) Termination by the Participant without Good Reason. If the Participant’s Employment is terminated by the Participant without Good Reason the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (A) 10 days following such termination of Employment and (B) the Expiration Date; and
          (iv) Termination by the Company for Cause; Restricted Activity. If the Participant’s Employment is terminated by the Company for Cause or the Participant violates any provision of Section 5 of this Agreement, or any similar provision contained in any other agreement between the Participant and the Company or any of its Affiliates, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable.
          (b) Method of Exercise.
          (i) Subject to Section 4(a) of this Agreement and Section 6(c) of the Plan, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check or, if permitted by the Committee, a full-recourse promissory note), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for any period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, (iii) to the extent permitted by the Committee, partly in cash and partly in such Shares, (iv) if there is a public market for the Shares at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased, or (v) to the extent permitted by the Committee, using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Option will be reduced by a number of Shares that has a Fair Market Value equal to the Option Price. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.
          (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of an Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable; provided, that the Company shall use commercially reasonable efforts to take such actions as are necessary and appropriate to register or qualify the Shares subject to the Option so it may be exercised.
          (iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.
          (iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
          (v) As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Shareholders Agreement and the Subscription Agreement (provided that, if the Participant is already a party to the Shareholders Agreement and the Subscription Agreement, then the Shares acquired under the Option shall automatically become subject to such agreements without any further action).

          5. Confidential Information; Post-Employment Obligations.
          (a) This Agreement. The terms of this Agreement constitute confidential information, which Participant shall not disclose to anyone other than Participant’s spouse, attorneys, tax advisors, or as required by law. Parent and the Company may disclose the terms of this Agreement subject to applicable law.
          (b) Company Property. All written materials, records, data, and other documents prepared or possessed by Participant during Participant’s Employment are the Company’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Company’s property.
          (i) All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Participant individually or in conjunction with others during Participant’s Employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s property. Participant agrees to make prompt and full disclosure to the Company or its subsidiaries, as the case may be, of all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company’s or its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Participant (either solely or jointly with others) during Participant’s Employment and for a period of one (1) year thereafter (collectively, “Work Product”). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or one or more of its subsidiaries. To the extent that any Work Product is not deemed to be a “work made for hire,” Participant hereby assigns and agrees to assign to the Company or such subsidiary all right, title and interest, including without limitation, the intellectual property rights that Participant may have in and to such Work Product. Participant shall promptly perform all actions reasonably requested by the Committee (whether during or after the employment period) to establish and confirm the Company’s or such subsidiary’s ownership (including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).
          (ii) At the termination of Participant’s employment with the Company for any reason, Participant shall return all of the Company’s property to the Company.
          (c) Confidential Information: Non-Disclosure. Participant acknowledges that the business of the Company and its subsidiaries is highly competitive and that the Company has provided and will provide Participant with access to Confidential Information relating to the business of the Company and its subsidiaries. “Confidential Information” means and includes the

Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Participant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its subsidiaries in their business to obtain a competitive advantage over their competitors. Participant further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its subsidiaries in maintaining their competitive position.
          (i) Participant also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Company and its subsidiaries.
          (ii) Participant agrees that Participant will not, at any time during or after Participant’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company or its subsidiaries, or make any use thereof, except in the carrying out responsibilities related to Participant’s Employment. Participant also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.
          (d) Non-Competition Obligations. Participant acknowledges that the Company is providing Participant with access to Confidential Information. Participant’s non-competition obligations are ancillary to the Participant’s Employment, this agreement and agreement to disclose Confidential Information to Participant. In order to protect the Confidential Information described above, and in consideration for Participant’s receiving access to this Confidential Information, right to benefits upon certain terminations of Employment as provided in Section 3, and receiving other benefits provided in this Agreement and elsewhere, the Company and Participant agree to the following non-competition provisions:

          (i) During Participant’s employment and during the twelve (12) month period (the “Restricted Period”) following Participant’s date of termination of Employment for any reason (or such longer period as Participant is eligible to receive severance payments pursuant to any other written agreement with the Company or its Affiliates), Participant will not, in any geographic area where the Company or its subsidiaries engage or plan to engage in business directly or indirectly, either on Participant’s own behalf or on behalf of any other person, association or entity:
     (A) engage in any business competing with any businesses in which the Company or its subsidiaries currently engage in business, has plans to engage in business, or has engaged in business in the 12-month period preceding the date of termination (a “Competing Business”);
     (B) perform any job, task, function, skill, or responsibility for a Competing Business that Participant has provided for the Company in the 12-month period preceding the date of termination; or
     (C) render advice or services to, or otherwise assist, any other person, association or entity in the business of “A” or “B” above.
          (ii) Participant understands that the foregoing restrictions may limit Participant’s ability to engage in certain businesses and during the period provided for above, but acknowledges that these restrictions are necessary to protect the Confidential Information the Company has provided to Participant.
          (iii) Participant agrees that this provision defining the scope of activities constituting competition with the Company is narrow and reasonable for the following reasons: (i) Participant is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Company or its subsidiaries; (ii) Participant is free to seek employment with other companies that do not directly or indirectly compete with any business of the Company or its subsidiaries; and (iii) there are many other companies that do not directly or indirectly compete with any business of the Company or its subsidiaries. Thus, this restriction on Participant’s ability to compete does not prevent Participant from using and offering the skills that Participant possessed prior to receiving Confidential Information, specialized training, and knowledge from the Company.
          (e) Non-Solicitation of Customers. During Participant’s Employment and during the Restricted Period following the termination of such Employment for any reason, Participant will not call on, service, or solicit competing business from customers of the Company or its subsidiaries whom the Participant, within the twenty-four (24) months prior to termination of employment, (i) had or made contact with, or (ii) had access to information and files about. These restrictions are limited by geography to the specific places, addresses, or locations where a customer is present and available for soliciting or servicing.
          (f) Non-Solicitation of Employees. During Participant’s employment and during the Restricted Period following the termination of such Employment for any reason, Participant .

will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Company or its affiliates whom Participant had contact with, knowledge of, or association with in the course of employment with the Company to terminate his or her employment, and will not assist any other person or entity in such a solicitation.
          6. Repayment of Proceeds. If the Participant’s Employment is terminated by the Company for Cause or the Participant violates any provision of Section 5 of this Agreement, or any similar provision contained in any other agreement between the Participant and the Company or any of its Affiliates, or the Company discovers after a termination of Employment that grounds for a termination with Cause existed at the time thereof, then Participant shall be required to pay to the Company, within 10 business days’ of the Company’s request to the Participant therefor so long as such request is provided to the Participant within the 18 months immediately following the Participant’s termination of Employment (or in the case of a Restrictive Covenant Violation, 18 months from the date of the Company’s actual knowledge of such Restrictive Covenant Violation), an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of, Shares acquired under any Option over (B) the aggregate price paid by Participant for such Shares. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or termination for, Cause. The foregoing remedy shall not be exclusive.
          7. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.
          8. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          9. Transferability. An Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof. During the Participant’s lifetime, an Option is exercisable only by the Participant.
          10. Withholding. The Participant shall be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.
          11. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
          12. Notices. Any notice under this Agreement shall be addressed to the Company in care of its Chief Financial Officer and a copy to the General Counsel, each copy addressed to the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
          13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
          14. Option Subject to Plan, Shareholders Agreement and Subscription Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Shareholders Agreement and the Subscription Agreement. The Options and the Shares received upon exercise of an Option are subject to the Plan, the Shareholders Agreement and the Subscription Agreement. The terms and provisions of the Plan, the Shareholders Agreement and the Subscription Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Shareholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Plan, the Shareholders Agreement or the Subscription Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Shareholders Agreement or the Subscription Agreement, the applicable terms and provisions of the Shareholders Agreement or the Subscription Agreement, as applicable, will govern and prevail.
          15. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially diminish the rights of the Participant hereunder without the consent of the Participant unless such action is made in accordance with the terms of the Plan.

          16. Entire Agreement.This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more agreements with Executive related to the matters subject to Section 5, such other agreements shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, other than as specifically provided for herein.
          17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
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          This Option Agreement between the Company and the Participant named on the Participant Master Signature Page hereto is dated and executed as of the date set forth on such Participant Master Signature Page.
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Appendix I
Calculation of Free Cash Flow
For the purpose of determining whether any Annual FCF Goal or Cumulative FCF Goal has been achieved, “Free Cash Flow” shall be equal to Management EBITDA: (1) minus capital expenditures; (2) minus capitalized IT costs and (3) minus restructuring and integration cash payments.
The Committee shall, fairly and appropriately, adjust the calculation of Free Cash Flow to reflect, to the extent not contemplated in establishment of the Annual FCF Goals and Cumulative FCF Goals as of the date hereof, acquisitions, divestitures, and any changes in generally accepted accounting principles. The Committee’s determination of such adjustment shall be based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the Annual FCF Goals and Cumulative FCF Goals were originally established.
“Management EBITDA” shall mean net income attributable to Polymer Group, Inc. (“Net Income”), as disclosed in accordance with GAAP or IFRS as applicable:
     (a) increased by the sum of the following amounts, to the extent decreasing Net Income, without duplication:
     (i) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and foreign withholding taxes; plus
     (ii) Consolidated Interest Expense as defined in the Credit Agreement; plus
     (iii) depreciation and amortization expense; plus
     (iv) non-cash charges relating to impairment of assets; plus
     (v) non-cash compensation expenses; plus
     (vi) restructuring and integration costs; plus
     (vii) management, monitoring and advisory fees (including termination fees) and related indemnities and expenses paid or accrued under the Sponsor Management Agreements; plus
     (viii) fees and expenses directly related to evaluation of potential acquisitions, mergers or consolidation; plus
     (ix) non-cash litigation charges to reserve for future liabilities; plus
     (x) factoring fees; plus

     (xi) lease expense associated with the GE Lease as defined in the Credit Agreement;
     (b) decreased by non-cash gains, to the extent increasing Net Income, without duplication, excluding reversals of an accrual or reserve for a potential cash item that previously reduced Net Income;
     (c) increased or decreased by, to the extent decreasing or increasing Net Income, without duplication:
     (i) net unrealized gains or losses (after any offset) resulting in such period from hedging obligations and the application of ASC 815 Derivatives and Hedging;
     (ii) net non-operating gains or losses attributable to currency translation and financing transactions;
     (iii) net gains or losses attributable to asset dispositions;
     (iv) increases or decreases resulting from adjustments to the tax indemnity asset;
     (v) increases or decreases resulting from the impact of purchase accounting adjustments; and
     (vi) other items included in special charges, net or other non-operating items included in other expense (income), as reported on the Company’s Consolidated Statements of Operations in public filings;
     (d) decreased by, to the extent increasing Net Income, without duplication, any net licensing profits earned by the Company related to its nanotechnology IP or related technologies; and
     (e) increased for the 2011 fiscal year only, to the extent decreasing Net Income, to account for the flood at the Cali, Columbia facility, the amount equal to the difference between $21.8 mm and the actual EBITDA of the Cali, Columbia facility for the 2011 fiscal year.
Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the credit agreement entered into by the Company, Scorpio Merger Sub Corporation, and the lenders identified therein, dated on or about January 28, 2010.

Exhibit A
Shareholders Agreement
(Distributed Separately)

Exhibit B
Subscription Agreement
(Distributed Separately)